EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Metropolis Realty Holdings LLC on Form S-4 of our report dated January 18, 2002, relating to the consolidated financial statements of Metropolis Realty Trust, Inc., and our report dated May 23, 2002, relating to the balance sheet of Metropolis Realty Holdings LLC, all of which appear in the Information Statement - Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Information Statement - Prospectus.

DELOITTE & TOUCHE LLP
New York, New York

August 5, 2002